Exhibit 10.60

CREDIT AGREEMENT

between

ITT EDUCATIONAL SERVICES, INC.

and

JPMORGAN CHASE BANK, N.A.

Dated effective as of December 22, 2006

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated effective as of December 22, 2006, is between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”).

The parties hereto agree as follows:

1.	Definitions

1.1.	Defined Terms. As used herein:

“Advance” has the meaning ascribed to such term in the Notes.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower.

“Agreement” means this Credit Agreement, as further modified, amended or replaced from time to time.

“Authorized Officer” means any of the Chief Executive Officer, the President and/or the Chief Financial Officer of the Borrower or such other officer whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Bank by a certified copy of an appropriate resolution of the Board of Directors of the Borrower.

“Bank” means JPMorgan Chase Bank, N.A., a national banking association, its successors and assigns.

“Borrower” means ITT Educational Services, Inc., a Delaware corporation, its successors and assigns.

“Business Day” has the meaning ascribed to such term in the Notes.

“Collateral Requirement” will have the meaning ascribed to such term In Section 2.7 hereof.

“Control Agreement” means a Control Agreement in the form appended to the Security Agreement, duly executed and delivered by all parties thereto.

“Custodial Account” means the Custodial Account established by the Borrower with the Bank (initially Account No. xxxxxxxxxx) in which the Bank has been granted a security interest to cover Obligations under the Secured Note, which will contain investment property subject to the Security Agreement

“Current Financials” means the Financial Statements of Borrower as of December 31, 2005, and for the fiscal year then ended.

“Default” means any of the events specified in Section 6 hereof.

“EBITDA” means, for any period, net income for such period plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in net income in a prior period) , minus (b) without duplication and to the extent included in net income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower on a consolidated basis in accordance with GAAP.

“Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Borrower would be treated as a single employer under ERISA.

“Financial Statements” means the balance sheets, income statements and statements of cash flows of Borrower, and any accompanying notes or other disclosures to such statements.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

“Hazardous Substances” means asbestos, polychlorinated biphenyls and petroleum products and any other regulated, hazardous or toxic materials, wastes and substances which are defined, determined, regulated or identified as such in any Environmental Laws (whether now existing or hereafter enacted or promulgated).

“Indebtedness” means (a) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, to the extent the payment or collection of which the Borrower has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the Borrower is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, (c) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services to the extent the same are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such indebtedness or obligations, and (d) capitalized lease obligations of the Borrower.

“Leverage Ratio” means, on any date, the ratio of (a) total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Line of Credit” means the reducing revolving line of credit made available by the Bank to the Borrower in the maximum principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), governed by this Agreement, including any renewal or extension thereof.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, and all other documents executed and delivered by Borrower or any other third party to govern, evidence, guarantee or secure the Line of Credit.

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“Loss” shall have the meaning ascribed in Section 8.9 hereof.

“Maturity Date” means October 1, 2009.

“Notes” means the Secured Note and the Unsecured Note, any renewals, amendments, replacements or renewals thereof, and any other promissory note delivered by Borrower pursuant to this Agreement. “Note” means either the Secured Note or the Unsecured Note, any renewals, amendments, replacements or renewals thereof.

“Obligations” means all unpaid principal and accrued and unpaid interest on the Notes, all accrued and unpaid fees hereunder, including, without limitation, any advances pursuant to this Agreement or any amendment, and to the extent recoverable, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorney fees.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

“Permitted Encumbrances” means (a) liens for taxes or assessments which are not yet due, liens for taxes or assessments or liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such lien or levy of execution thereunder and against which liens, if any, adequate insurance or reserves have been provided; (b) pledges or deposits to secure payment of workers’ compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (c) liens and other security interests in favor of Bank; and (d) those further encumbrances (if any) shown on Schedule 1 attached hereto.

“Permissible Investments” means the investments specified as Permissible Investments in the Investment Guidelines attached to the Investment Management Agreement of even date herewith between the Borrower and J.P. Morgan Investment Management Inc. pertaining to the Custodial Account which also meet the Maturity Guidelines and Quality Guidelines specified therein, without amendment unless consented to by the Bank.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated association and a Governmental Authority.

“Secured Note” means the Secured Promissory Note, in substantially the form of Exhibit A hereto, duly executed by Borrower to Bank to evidence secured borrowings under the Line of Credit, including any amendment, modification, renewal, extension or replacement thereof.

“Security Agreement” means the Security Agreement with Respect to Custodial Account and Investment Property of even date herewith or later in the form of Exhibit C hereto, from the Borrower in favor of the Bank together with its appended Control Agreement, duly executed by Borrower to Bank to secure borrowings under the Secured Note, including any amendment, modification, renewal, extension or replacement thereof.

“Unsecured Note” means the Unsecured Promissory Note, in substantially the form of Exhibit B hereto, duly executed by Borrower to Bank to evidence unsecured borrowings under the Line of Credit, including any amendment, modification, renewal, extension or replacement thereof.

“Unmatured Default” means any event which with notice, or lapse of time, or both, would constitute a Default.

1.2.	Rules of Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Use of the terms “herein” “hereof”, and “hereunder” shall

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be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.

1.3.	Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION 2

2.	Terms of Credit

2.1.

Line of Credit. Subject to the terms and conditions of this Agreement, Bank shall make the Line of Credit available to Borrower for general working capital purposes, including reacquisition of Borrower’s common stock, in an initial maximum principal amount of up to One Hundred Fifty Million Dollars ($150,000,000.00). The availability of the Line of Credit will reduce by $21,428,571.43 each calendar quarter, beginning on April 1, 2008, and will reduce by a like amount on the first day of each calendar quarter thereafter, and shall in any event be payable in full in any and all events on the Maturity Date. The Borrower , at any time and from time to time, may permanently reduce the Line of Credit in whole or in part, in integral multiples of $1,000,000, upon at least one Business Day written notice to the Bank, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Line of Credit may not be reduced below the outstanding principal balance of the Note.

Prior to the Maturity Date, the Borrower may borrow, repay and reborrow under the Line of Credit so long as the aggregate principal amount outstanding under the Line of Credit does not exceed the foregoing limitations, or as otherwise limited under this Agreement. Advances under the Line of Credit will be in the minimum amount and increments set forth in the applicable Note.

The entire outstanding balance of the Line of Credit and the Borrower’s obligation to pay interest thereon, at all times shall be evidenced by either the Secured Note or the Unsecured Note. The Borrower must elect to borrow under the Line of Credit either on a secured basis in which case all Advances shall be evidenced by and outstanding under the Secured Note, or on an unsecured basis, in which case all Advances shall be evidenced by and outstanding under the Unsecured Note. As of the Closing Date, Borrower has elected to borrow under the Line of Credit on an unsecured basis. At any time Borrower has elected to borrow on a secured basis, Borrower, upon not fewer than ten (10) days prior written notice to the Bank, may elect to borrow on an unsecured basis, and on the effective date of such election (subject to the condition that no Default has occurred and is continuing) the entire outstanding principal balance of the outstanding principal balance of the Secured Note shall be deemed to have been paid and satisfied by an Advance made under the Line of Credit and evidenced by the Unsecured Note, which Advance shall be unsecured, and the Bank shall deliver to the Custodian a notice of termination of the Control Agreement. At any time Borrower has elected to borrow on a unsecured basis, Borrower, upon not fewer than ten (10) Business Days prior written notice to the Bank, may elect to borrow on a secured basis, and on the effective date of such election (subject to satisfaction of all conditions in this Agreement to the making of secured Advances) the entire outstanding principal balance of the Unsecured Note shall be deemed to have been paid and satisfied by an Advance made under the Line of Credit and evidenced by the Secured Note. The effective date of each such election will be the tenth (10th) Business Day following delivery of such election by the Borrower to the Bank.

2.2.

Interest. Prior to maturity or Default, the outstanding principal balance of the Line of Credit from time to time shall bear interest at a per annum rate or rates as contemplated and otherwise set forth in the Note which evidences the outstanding Advances.

2.3.	Payments of Principal and Interest.

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2.3.1.

Line of Credit. Interest on the outstanding balance of the Line of Credit from time to time shall be due and payable as provided for in the Notes. Prior to the Maturity Date, the Borrower shall make sufficient principal payments on April 1, 2008 and on the first day of each calendar quarter thereafter to reduce the outstanding principal balance of the Line of Credit to an amount then available under the Line of Credit. The entire principal balance of the Line of Credit, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith shall be due and payable on the Maturity Date.

2.3.2.

Method of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to Bank at Bank’s address set forth on the signature page hereof or at any other place specified in writing by Bank to Borrower, by Noon (Indianapolis time) on the date when due.

2.3.3.

Business Day. If any required payment of principal or interest provided herein becomes due and payable on a date other than a Business Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Business Day, and interest shall be payable during such extension of maturity.

2.4.

Prepayment. Subject to the limitations set forth in this Agreement, Borrower may borrow, pay, reborrow and repay the available principal amount of the Line of Credit at any time, and from time to time, subject to the provisions set forth in the Notes.

2.5.	Fees.

2.5.1.

Commitment Fee. In connection with the availability of the Line of Credit, the Borrower will pay to the Bank a commitment fee equal to 0.15% per annum on the average daily unused balance of the Line of Credit, taking into consideration the periodic reductions of availability of the Line of Credit set forth in Section 2.1. Such fee will be payable quarterly in arrears following receipt of an invoice therefore to the Borrower, calculated on the last day of each calendar quarter and at the maturity of the Line of Credit.

2.5.2.

Late Charges. The Borrower shall pay to the Bank for each required payment due under a Note which is paid more than ten (10) days following its due date, a late charge equal to the greater of (i) $25.00, or (ii) five percent (5.0%) of the required payment amount, provided however that the late charge assessed with respect to any late payment will not exceed Fifteen Hundred and 00/100 Dollars ($1,500.00).

2.5.3.

General. The compensation provided in this Section 2.5 shall be in consideration of the services of Bank in connection with the Line of Credit and shall be in addition to any other fee, charge, payment or expense required to be borne by the Borrower under the Loan Documents.

2.6.

Method of Advance. Whenever the Borrower desires the Bank to make an Advance, the Borrower, by an Authorized Officer shall give the Bank notice by not later than 1:30 p.m., Indianapolis time on the day of the proposed Advance which shall be a Business Day, which notice shall specify the amount and the proposed date of the Advance. Such notice shall be given in writing (which may be a facsimile transmission or e-mail) and the Bank, in making an Advance, shall be authorized to rely on any such notice which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer. All advances will be made to the Borrower by a credit to the Borrower's account maintained at the Bank. All advances by Bank and payments by Borrower shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of Bank. The books and records of Bank shall be presumed prima facie correct as to such matters, absent manifest error.

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2.7.

Security for Secured Note. At any time the outstanding principal balance of the Advances is evidenced by the Secured Note (a) the Obligations will be secured under the terms of the Security Agreement, and (b) Borrower will at all times maintain investment property in the Custodial Account subject to the Security Agreement which constitute Permissible Investments with a market value of not less than 105.3% of the outstanding principal balance of the Secured Note (the “Collateral Requirement”). If the Collateral Requirement is not satisfied for any period of ten (10) consecutive Business Days (the “Cure Period”), the Borrower shall be deemed to have elected to borrow on an unsecured basis, and such deemed election shall be immediately effective as of the close of the Bank’s business on the last day of the Cure Period.

3.	Representations and Warranties. Borrower represents, covenants and warrants to Bank as follows:

3.1.

Due Organization. Borrower represents that it is a corporation duly organized and validly existing in the State of Delaware and is qualified to do business as a foreign entity in every State in which failure to be qualified reasonably could be expected to have a material adverse effect on its business.

3.2.	Power. Borrower possesses the requisite power to enter into the Loan Documents, to borrow thereunder, to execute and deliver the Loan Documents and to perform its obligations thereunder.

3.3.

Authority. Borrower has taken the necessary corporate action to authorize the execution and delivery of the Loan Documents and the borrowings thereunder and the granting of the security interests therein, and none of the provisions of the Loan Documents violates, breaches, contravenes, conflicts with, or causes a default under any provision of certificate of incorporation or by-laws of Borrower or any provision of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment, or agreement to which either Borrower is a party or by which it or its assets may be bound or affected.

3.4.

Financial Statements. The Current Financials were prepared in accordance with GAAP and fairly present the financial condition of the Borrower as of the date thereof and the results of its operations for the period then ended and, to the knowledge of the Borrower, since such dates, there has been no material adverse change in Borrower’s financial condition.

3.5.

Binding Obligations. Each of the Loan Documents to be executed by Borrower, when issued for value, will constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the same may be limited by reorganization, bankruptcy, insolvency, moratorium or other laws affecting generally the enforcement of creditors’ rights.

3.6.

Default. No event has occurred and or no circumstances exists that constitute, or which with notice, lapse of time, or both, would constitute a material default under the terms and conditions of any trust, debenture, indenture, note, bond, instrument, mortgage, material lease, order, decree, or judgment to which the Borrower is a party or by which it or its assets are bound.

3.7.

Tax Returns. To Borrower’s knowledge, except as otherwise disclosed in writing to Bank, all tax returns or reports of the Borrower required by law to have been filed have been filed, and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon Borrower or its assets, properties or income, which are payable, have been paid, except for any that if not filed or paid, could not reasonably be expected to have a material adverse effect on the Borrower

3.8.

Litigation. Except as set forth on Schedule 3.8, no litigation or proceeding of any Governmental Authority or other Person is presently pending or, to the Borrower’s knowledge threatened, nor has any claim been asserted, against Borrower which seeks to enjoin the transactions contemplated

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by this Agreement or which, if adversely determined, would materially affect the business, operations, financial condition or properties of the Borrower.

3.9.

ERISA. To the best of Borrower’s knowledge, Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC. Neither a “reportable event”, nor a “prohibited transaction”, has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any “employee benefit plan” (including any “multi-employer plan”) maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

3.10.

Full Disclosure. To Borrower’s knowledge, no written information, exhibit, memorandum, or report (excluding estimated future operating results) furnished by Borrower to Bank in connection with the negotiation of the Line of Credit contains any material misstatement of fact, or omits to state any fact necessary to make the statements contained therein not materially misleading, and all estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. There currently exists no fact or circumstance relative to Borrower, whether or not disclosed, which is presently anticipated to have a material adverse effect upon the business, operations, financial condition or properties of Borrower or the ability of Borrower to fully perform its obligations under the Loan Documents.

3.11.

Licenses. Borrower possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its property and as are necessary to carry on its business.

3.12.

Compliance with Law. Borrower is in substantial compliance with all applicable requirements of law and of all Governmental Authorities, noncompliance with which reasonably could be expected to have a materially adverse effect upon the business, operations, financial condition or properties of Borrower.

3.13.

Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Line of Credit will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock, and Borrower shall furnish to Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Line of Credit will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations G, T, U or X of the Board of Governors.

3.14.

Approvals. No authorization, consent, approval or any form of exemption of any Governmental Authority is required in connection with the execution and delivery by Borrower of the Loan Documents, the borrowings and performance by Borrower thereunder or the issuance of the Note.

3.15.	Insolvency. Borrower is not “insolvent” within the meaning of that term as defined in §101(32) of the Federal Bankruptcy Code and is able to pay its debts as they mature.

3.16.

Regulation. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or an “affiliate of a holding company” or a “subsidiary of a holding company” within the meanings of the Public Utility Holding Company Act of 1935, as amended.

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3.17.

Environmental Compliance. To the knowledge of Borrower, except as disclosed in any written report delivered to Bank, Borrower is in material compliance with all material Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to Borrower’s knowledge, threatened against Borrower, any real property which a Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal or hazardous waste, solid waste or other wastes is occurring, or, to the knowledge of the Borrower, has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in material violation of any material Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority.

4.	Covenants

4.1.

Negative Covenants. Until the Obligations shall have been fully and finally paid and performed, without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not:

4.1.1.

Dispose of Property. Except in the ordinary course of business (which will include the disposition of equipment or real property no longer used or useful to the Borrower), sell, transfer, lease or otherwise dispose of any material part of Borrower’s assets or properties, or discount, with or without recourse, any accounts of Borrower without prior notification to the Bank.

4.1.2.

Further Encumber. Except for Permitted Encumbrances, and liens granted under the Security Agreement, voluntarily create or suffer to exist any mortgage, pledge, lien or other encumbrance upon any of its properties or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired.

4.1.3.	Merge, Etc. Enter into any consolidation or merger with any Person unless the Borrower will be the surviving corporation in such merger or consolidation.

4.1.4.	Change Name or Place of Business. Change its name or jurisdiction of organization, except after thirty (30) days prior written notice to the Bank.

4.1.5.	Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with or permitted by GAAP.

4.1.6.

Change of Business. Make any material change in the nature of its business as carried on at the date of closing of the Line of Credit, which change could reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower.

4.1.7.

Benefit Plans. Permit any condition to exist in connection with any employee benefit plan which would constitute grounds for the PBGC to institute proceedings to have the employee benefit plan terminated or a trustee appointed to administer the employee benefit plan; or engage in, or permit to exist or occur any other condition, event or transaction with respect to any employee benefit plan which could result in Borrower incurring any material liability, fine or penalty.

4.1.8.	Permissible Investments. Amend the definition of Permissible Investments contained in the Investment Guidelines attached to the Investment Management Agreement of even

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date herewith between the Borrower and J.P. Morgan Investment Management Inc., or the Maturity Guidelines and Quality Guidelines specified therein.

4.2.

Affirmative Covenants. Until the Obligations shall have been fully and finally paid and performed, unless expressly waived in writing by Bank, which waiver shall not be unreasonably withheld, Borrower shall:

4.2.1.	Financial Reporting. Furnish to Bank:

4.2.1.1.

As soon as practicable, but in any event within 120 days after the end of each fiscal year, its audited balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in conformity with GAAP;

4.2.1.2.

As soon as practicable, but in any event within 45 days after the end of each of fiscal quarter of the Borrower, its internally prepared balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

4.2.1.3.

Within 45 days after the end of each fiscal quarter of the Borrower, a certificate setting forth the status of Borrower’s compliance as at the end of such fiscal quarter with the financial covenants set forth in Section 4.3 hereof signed one of its authorized officers and further indicating whether the exists any Default under this Agreement, and if so the event or condition which gives rise to such Default;

4.2.1.4.

As soon as possible, but in any event within thirty (30) days after the commencement thereof, a written statement describing any litigation instituted by or against Borrower which, if adversely determined, could reasonably be expected to have a material effect upon the business, operations, financial condition or properties of Borrower;

4.2.1.5.

As soon as possible, but in any event within ten (10) days after Borrower becomes aware thereof, a written statement describing any reportable event or prohibited transaction which has occurred with respect to any employee benefit plan and the action which Borrower proposes to take with respect thereto;

4.2.1.6.	Such other information as Bank may from time to time reasonably request in writing.

4.2.2.	Existence. Maintain its existence and right to do business.

4.2.3.

Taxes, Etc. Pay and discharge all taxes, assessments, judgments, orders, and governmental charges or levies imposed upon Borrower or on its income or profits or upon its property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, may become a lien or charge upon the property of Borrower, provided

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that a Borrower shall not be required to pay any tax, assessment, charge, judgment, order, levy or claim, if such payment is being contested diligently, in good faith, and by appropriate proceedings which will prevent foreclosure or levy upon its property and adequate reserves against such liability have been established.

4.2.4.

Maintain Properties. Maintain all properties and assets used by, or useful to, Borrower in the ordinary course of its business in good working order and condition and suitable for the purpose for which it is intended, ordinary wear and tear excepted, and from time to time, make any necessary repairs and replacements.

4.2.5.	Insurance. Maintain in full force and effect public liability insurance and casualty insurance policies with coverages and with such companies as are reasonably acceptable to Bank.

4.2.6.

Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower, and, upon reasonable advance notice and during normal business hours, and as often as Bank may reasonably request, permit authorized representatives of Bank to (a) have access to the premises and properties of Borrower and to the records relating to the operations of Borrower; (b) make copies of or excerpts from such records; (c) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower; and (d) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as Bank may deem necessary.

4.2.7.

Reports. File, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority, which if not filed, could reasonably be expected to have a material adverse effect on the business of financial condition of the Borrower.

4.2.8.	Licenses. Maintain in full force and effect all material operating permits, licenses, franchises, and rights required by Borrower in the ordinary course of business.

4.2.9.

Compliance with Law. Comply with, conform to, and obey in all material respects all material laws, ordinances, rules, regulations and other legal requirements applicable to Borrower, including, without limitation, all material Environmental Laws and ERISA.

4.2.10.	Trade Accounts. Pay all trade accounts in accordance with Borrower’s customary practice.

4.2.11.	Use of Proceeds. Use the proceeds of the Line of Credit solely for the purposes herein described.

4.2.12.

Loan Payments. Duly and punctually pay or cause to be paid principal and interest on the Line of Credit in lawful money of the United States at the time and places and in the manner specified herein and in the Notes.

4.2.13.	Banking Relationship. Maintain a banking deposit account with Bank through which transactions related to the Line of Credit may be accomplished.

4.3.	Financial Covenants. Until the Obligations shall have been fully and finally paid and performed, unless expressly waived in writing by Bank, Borrower shall have:

4.3.1.	Leverage Ratio. A Leverage Ratio, determined as of the end of each fiscal quarter, of not greater than 1.0 to 1.0.

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4.3.2.

Unrestricted Cash and Investments to Indebtedness. A ratio of (i) the combination of its unrestricted cash and unrestricted investments (including any investments in the Custodial Account), to (ii) its Indebtedness, of not less than 1.5 to 1.0, as of the end of any fiscal quarter or fiscal year of the Borrower.

5.	Conditions Precedent

5.1.	Conditions to Initial Advance. The closing of the Line of Credit shall be subject, among other things, to satisfaction of each of the following conditions precedent:

5.1.1.

Authorization. Borrower shall have furnished to Bank, (a) certified copies of each of Borrower’s certificate of incorporation and by-laws, both as amended, accompanied by recent certificate of good standing issued by the Delaware Secretary of State, and (b) a certified copy of resolutions adopted by its Board of Directors authorizing the Line of Credit and the execution and delivery of the Loan Documents, and (c) a certificate of incumbency specifying the names and capacities of those Persons authorized to execute the Loan Documents.

5.1.2.	Loan Documents. Each of the Loan Documents shall have been executed and delivered by Borrower to Bank.

5.1.3.	Expenses. Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable expenses (if any) of Bank in connection with the Line of Credit.

5.1.4.	Other Documents. Borrower shall have furnished such other documents, instruments, financing statements and certificates as Bank may reasonably request.

5.1.5.	Consents. All consents necessary for the consummation of the transaction contemplated by this Agreement and the Loan Documents shall have been obtained.

5.1.6.	No Default. As of the date hereof, and after giving effect to the initial funding of the Line of Credit, there shall not exist a Default.

5.2.	Conditions to Advances. Prior to each subsequent extension of any credit to the Borrower under this Agreement:

5.2.1.	No Default. No Default or Unmatured Default shall have occurred and be continuing.

5.2.2.

Representations and Warranties. Each representation and warranty contained in Section 3 shall be true and correct as of the date of such advance, except to the extent any such representation or warranty relates solely to an earlier date and except changes reflecting transactions permitted by this Agreement or otherwise consented to by the Bank.

5.2.3.

Secured Advances. If Borrower is borrowing on a secured basis, the Borrower has executed and delivered the Security Agreement, there is a Control Agreement in effect and there is a sufficient market value of Permissible Investments in the Custodial Account to support such borrowing as required under Section 2.7 hereof, and a Control Agreement shall be in effect among the Borrower, the Bank, and the Custodian.

5.2.4.	Expenses. Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable expenses incurred by Bank and payable by Borrower in connection with the Line of Credit.

5.3.	General. Each request for an Advance under the Line of Credit shall constitute a representation and warranty by Borrower that the applicable conditions contained in this Section 5 have been satisfied.

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6.	Default The occurrence of any of the following events shall be deemed a Default hereunder:

6.1.	any representation or warranty made by Borrower to Bank under or in connection with any Loan Document shall be false in any material respect as of the date on which made;

6.2.	Borrower fails to pay the principal of or interest on a Note, or any fee or other payment Obligation when due;

6.3.	the breach by Borrower of the covenants contained in Section 4.1;

6.4.	the breach by the Borrower of any of the terms of the Security Agreement which remain uncured after any applicable grace and cure period set forth therein;

6.5.

the breach by Borrower of any other terms or provisions of the Loan Documents, other than a breach which constitutes a Default under Section 6.1, 6.2 or 6.3, not cured within thirty (30) days after written notice from Bank to Borrower specifying such breach;

6.6.

the failure of Borrower to pay any other Indebtedness exceeding $10,000,000 when due or within any applicable grace or cure period, or the default by Borrower in the performance of any other term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, unless such default is waived in writing by the holder or holders of such Indebtedness; or any such Indebtedness shall be validly declared to be due and payable or required to be prepaid prior to the stated maturity thereof;

6.7.

Borrower shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) suspend operations as presently conducted or discontinue doing business as an ongoing concern;

6.8.

without the application, approval or consent of Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower, or any substantial part of its property, or a proceeding described in Section 6.7 above shall be instituted against Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days;

6.9.	any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of Borrower; or

6.10.

any uninsured judgment exceeding $10,000,000 is entered against Borrower, and the Borrower shall fail to pay, bond or otherwise discharge the same once it is no longer stayed on appeal or otherwise being contested in good faith by appropriate proceedings which prevent foreclosure or execution and against which adequate reserves have been established.

7.	Remedy

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7.1.

Acceleration. If any Default described in Sections 6.7 or 6.8 occurs, the Line of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Bank. If any other Default occurs, Bank, by written notice to Borrower, may terminate its commitments hereunder and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

7.2.

Remedy. Upon the occurrence and continuance of a Default, Bank may immediately proceed to exercise all remedies available to it under the Loan Documents or otherwise under applicable law. No right or remedy conferred upon or reserved to Bank under the Loan Documents is intended to be exclusive of any other available remedy or right, but each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity. No single or partial exercise of any power or right shall preclude any further or other exercise of any power or right.

7.3.

Preservation of Rights. No delay or omission of Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No advance hereunder shall constitute a waiver of any of the conditions of Bank’s obligation to make further advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding Bank from thereafter declaring such inability to be a Default hereunder.

8.	General Provisions

8.1.

Benefit of Agreement. The terms and provisions of this Agreement, the Note and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns of their entire interests, except that Borrower shall not have the right to assign this Agreement.

8.2.

Survival of Representations. All representations, warranties and agreements of Borrower contained in the Loan Documents shall survive delivery of the Notes and the initial advance under the Line of Credit.

8.3.

Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.4.

Taxes. Any taxes (excluding taxation of the overall income of Bank) payable or ruled payable by any Governmental Authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

8.5.

Choice of Law. The Loan Documents and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana (but giving effect to federal laws applicable to national banks), notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Borrower hereby consents to the jurisdiction of any state or federal court located within Marion County, Indiana. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Borrower at the address indicated aside its signature to this Agreement. Borrower waives any objection which Borrower may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or to

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bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

8.6.	Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

8.7.

Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and Bank and supersede all prior agreements and understandings between Borrower and Bank relating to the subject matter thereof.

8.8.

Expenses. Borrower shall reimburse Bank for any and all reasonable costs, charges and out-of-pocket expenses (including reasonable attorneys’ fees and of outside counsel for Bank), paid or incurred by Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Loan Documents, provided that the fees and expenses associated with the initial preparation, review, execution, and delivery of this Agreement and the related Loan Documents shall not exceed $10,000. To the extent not otherwise paid by the Borrower, Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be advances under this Agreement evidenced by the relevant Note and secured by the Loan Documents, shall bear interest at the rate of interest provided in the relevant Note, and, if such payment or deduction results in any over-borrowing hereunder, shall be payable on demand. Notwithstanding the foregoing, in the event of any dispute concerning the meaning or interpretation of this Agreement that results in litigation, or in the event of any litigation by a party to enforce the provisions hereof, or of any of the other Loan Documents, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorneys’ fees and disbursements, and any actual court costs incurred.

8.9.

Indemnification. Borrower agrees to indemnify Bank, and its successors and assigns, and their directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all reasonable expenses of litigation or preparation therefor (a “Loss”), which they may pay or incur to third parties in connection with or arising out of the direct or indirect application of the proceeds of the Line of Credit hereunder. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make available the Line of Credit and the payment of all Obligations.

8.10.

Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed effective if made in writing and delivered to the recipient’s address, e-mail address or facsimile number addressed to Borrower or Bank at the addresses indicated aside their signatures to this Agreement by any of the following means: (a) hand delivery, (b) United States first class mail, postage prepaid, (c) registered or certified mail, postage prepaid, with return receipt requested, (d) by a reputable rapid delivery service, or (e) e-mail, in each case, with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this Section shall be deemed given upon receipt if delivered by hand or e-mail, three (3) Business Days after mailing if mailed by first class, registered or certified mail, or one (1) Business Day after deposit with an overnight courier service if delivered by overnight courier. Borrower and Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

8.11.

Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and Bank.

8.12.

Incorporation by Reference. All Exhibits and Schedules hereto are incorporated herein by this reference. Each of the other Loan Documents shall be made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same

14

extent and effect as if fully set forth therein, and this Agreement is made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth herein. The provisions of this Agreement, including, without limitation, provisions relating to maintenance of insurance, are in addition to, and not a limitation upon, the requirements of any other Loan Document, provided however, that in the event of a discrepancy, conflict or inconsistency between the provisions of this Agreement and any other Loan Documents, the provisions of this Agreement shall govern.

8.13.	Time of Essence. Time is of the essence under the Loan Documents.

8.14.

No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower.

8.15.

Bank Not in Control of Borrower. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give Bank the right or power of to exercise control over the affairs and/or management of Borrower, the power of Bank being limited to the right to exercise the remedies provided in the Loan Documents, provided, however, that if Bank becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by virtue of being the owner of such stock or other equity interest in such Person.

8.16.

Additional Amounts Payable. If any change or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) either (a) subjects Bank to any additional tax, duty, charge, deduction or withholding with respect to any of the Line of Credit (other than a tax measured by the net or gross income of Bank), or (b) imposes or increases any reserve, special deposit or similar requirement on account of any of the Line of Credit not otherwise provided in this Agreement or (c) imposes increased minimum capital requirements on Bank on account of its issuing or maintaining any of the Line of Credit; and if any of the foregoing (i) results in an increase to Bank in the cost of issuing or maintaining the Line of Credit, or making any payment on account of the Line of Credit, (ii) reduces the amount of any payment receivable by Bank under this Agreement with respect to any of the Line of Credit, (iii) requires Bank to make any payment calculated by reference to the gross amount of any sum received or paid by Bank pursuant to any of the Line of Credit, or (iv) reduces the rate of return on Bank’s capital to a level below that which Bank could otherwise have achieved (taking into consideration Bank’s policies with respect to capital adequacy), then Borrower shall pay to Bank, as additional compensation for the Line of Credit, such amounts as will compensate Bank for such increased cost, payment or reduction. Within twenty (20) days after (A) the initial demand therefor and (B) presentation by Bank of a certificate to Borrower containing a statement of the cause of such increased cost, payment or reduction and a calculation of the amount thereof (which statement and calculation shall be presumed prima facie to be correct absent manifest error), Borrower shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects Bank.

8.17.

Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

8.18.	Gender. As used herein, the masculine gender shall be deemed to include the feminine and the neuter and the singular number shall also include the plural.

8.19.

Waiver and Amendment. Borrower and Bank may enter into agreements supplemental hereto for the purpose of adding or modifying provisions of this Agreement or changing the respective rights, powers, privileges, duties, liabilities, covenants or obligations of Bank or Borrower or

15

waiving any Default hereunder, provided, however, that no such agreements supplemental shall be binding unless in writing and duly signed by the parties hereto, and then only to the extent specifically set forth therein.

8.20.

Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

8.21.

WAIVER OF JURY TRIAL. BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER BANK NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER BANK OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY THEM.

8.22.

Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, but only in camera to the court presiding over any relevant litigation, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential)or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank , on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower.

8.23.

USA PATRIOT Act. Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Act.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

(Signature Page follows)

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IN WITNESS WHEREOF, Borrower and Bank have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Daniel M. Fitzpatrick

Daniel M. Fitzpatrick, Senior Vice President,

Chief Financial Officer

Printed Name -	Title

Address:

13000 N. Meridian Street

Carmel, IN 46032

Attention: Chief Financial Officer

Phone: (317) 706-9200

Fax: (317) 706-9254

JPMORGAN CHASE BANK, N.A.

By:	/s/ John V. Schlechte

John V. Schlechte, Senior Vice President

Address:

1 East Ohio Street, Mail Code IN1-0045

Indianapolis, Indiana 46277

Attention: John V. Schlechte

Phone: (317) 767-8340

Fax: (317) 767-8008

Exhibits and Schedules

Exhibit A- Form of Secured Note

Exhibit B – Form of Unsecured Note

Exhibit C – Form of Security Agreement

Schedule 1- Permitted Liens and Encumbrances

Schedule 3.8- Litigation

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Schedule 1

Other Permitted Encumbrances

1.	Liens in favor of the Bank created pursuant to the requirements of this Agreement or otherwise;

2.             any lien or deposit with any governmental agency required or permitted to qualify it to conduct business or exercise any privilege, franchise or license, or to maintain self insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

3.             any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business (i) for amounts not yet due, or (ii) which do not exceed in aggregate $500,000, or (iii) which do exceed in aggregate $500,000 but for which adequate reserves have been established or deposits made to obtain the release of such liens;

4.             easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not materially detract from the value of such property or its marketability or its usefulness in its business;

5.             liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

6.             liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

7.             liens on property that secure only Indebtedness incurred for the purchase price of such property or liens related to capitalized lease transactions;

8.	precautionary UCC filings related to operating leases;

9.	other liens in effect as of the Closing Date; and

10.	liens securing other Indebtedness not in excess of $1,000,000.

Schedule 3.8

Litigation

None

Exhibit A

SECURED PROMISSORY NOTE

Due: October 1, 2009	$150,000,000.00
Note No. ___________	Dated: December 22, 2006
Obligor No. _________________	Indianapolis, Indiana

PROMISE TO PAY: On or before October 1, 2009 for value received, the undersigned ITT EDUCATIONAL SERVICES, INC., a Delaware corporation ("Borrower") promises to pay to JPMORGAN CHASE BANK, N.A., a national banking association (the "Bank") or order, at any office of the Bank, the sum of ONE HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($150,000,000.00) or if less, the aggregate unpaid principal amount of all secured Advances by the Bank outstanding under the Agreement, plus interest as hereinafter described.

DEFINITIONS. In addition to the terms defined elsewhere in this Note, the following terms have the meanings indicated for purposes of this Note:

"Advance" means a loan made by Bank to the Borrower pursuant to the Agreement and this Note.

"Agreement" means that certain Credit Agreement dated effective as of December 22, 2006 between the Borrower and the Bank, as the same may be modified, amended or replaced from time to time.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Indiana are authorized or required to close under the laws of the State of Indiana.

"Interest Period" shall mean each calendar month.

“Line of Credit” means the Line of Credit established under the Agreement.

"London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

"LIBOR Rate" means, for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

REQUESTS FOR ADVANCES. Advances may be made to the Borrower prior to maturity, provided that the Bank receives, at the time and in accordance with the terms of this Note, a request ("Request").

Each Advance shall not be less than $1,000,000.00 and increased by increments of $1,000,000.00 above such amount;

Each Request, which shall be irrevocable once received, must be received by the Bank not later than 1:30 p.m., Indianapolis time, on the day such Advance is to be made. Requests may be made in accordance with the terms of the Agreement.

All Advances will be made to the Borrower by a credit to the Borrower's account maintained at the Bank, or as otherwise directed by the Borrower.

Aggregate Advances outstanding under this Note will not exceed the limitations set forth in the Agreement.

INTEREST. Interest will accrue on the unpaid principal amount of this Note during each Interest Period at the LIBOR Rate established for such Interest Period plus an additional fifteen hundredths of one percent (0.15%) per annum. Accrued interest shall be payable in arrears on the first Business Day of each month. All computations of interest and fees under this Note shall be made on the basis of a year of three hundred sixty (360) days and calculated for the actual days elapsed. Interest shall accrue on any principal balance outstanding from and including the date of an advance to but excluding the date on which such principal balance is repaid.

All principal hereunder not paid when due, whether by lapse of time or by acceleration, shall bear interest after maturity at a rate equal to three percent (3.0%) per annum plus the otherwise applicable rate.

LATE CHARGES: If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of five percent (5%) of the past due amount or Twenty-Five and 00/100 Dollars ($25.00), but in any event not more than Fifteen Hundred and 00/100 Dollars ($1,500.00) per late charge to compensate the Bank for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the Bank.

REPAYMENT OF PRINCIPAL. Prior to maturity, the Borrower will make principal payments in such amounts and at such times to insure that the outstanding principal balance of this Note does not exceed the limitations on the Line of Credit set forth in the Credit Agreement (including without limitation Section 2.7 of the Agreement). In any and all events, a payment of all outstanding principal plus all accrued but unpaid interest shall be due and payable on October 1, 2009.

PREPAYMENT. The Borrower may prepay this Note in whole or in part at any time without premium or penalty.

METHOD OF PAYMENT. All payments due under this Note shall be made by the Borrower to the Bank at its main office in Indianapolis, Indiana and each payment of interest and other sums due under this Note shall be made without set-off or counterclaim in immediately available funds on a Business Day not later than Noon Indianapolis time. All sums received after such time shall be deemed received on the next Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day.

EVIDENCE OF CREDIT EXTENSIONS. Bank shall record the date and amount of each Advance and the amount of each payment of principal made by the Borrower with respect thereto in its records, and Bank's record shall be conclusive absent manifest error. Any statement of the Bank to the Borrower setting forth the Borrower's account regarding the advances and payments shall be considered true and correct and binding on the Borrower unless Bank is notified in writing of any discrepancy or exception within thirty (30) days from the mailing by the Bank to the Borrower of any such monthly statement.

SECURITY: This Note is secured under the terms of the Security Agreement described in the Agreement.

MASTER NOTE: The Bank has authorized a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note or as otherwise limited by the Agreement. The credit facility is in the form of loans made from time to time by the Bank to the Borrower under the Agreement, which may be made on a secured or unsecured basis. This Note evidences the Borrower's obligation to repay Advances made on a secured basis. The aggregate principal amount of debt evidenced by this Note shall be the amount reflected from time to time in the records of the Bank. The Borrower may borrow, pay down and reborrow under this Note pursuant to the terms of this Note and the Agreement and may refinance the Advances outstanding thereunder as unsecured Advances pursuant to the terms of the Agreement.

RELATED DOCUMENTS. The terms of any other document executed as part of the loan evidenced by this Note, including without limitation the Agreement, are incorporated by reference. This Note evidences the Line of Credit described in the Agreement and reference is made thereto for the terms and conditions upon which the indebtedness evidenced by this Note may be declared immediately due and payable.

2

EVENTS OF ACCELERATION: If any Default described in the Agreement occurs or is continuing, then, this Note shall become due immediately, with notice, at the Bank's option.

REMEDIES. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. Subject to the terms of the Agreement, the Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the collection of this Note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

WAIVER. Each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

MISCELLANEOUS. This Note shall be binding on Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this Note. This Note is governed by Indiana law. Section headings are for convenience of reference only and shall not affect the interpretation of this Note. This Note and the Loan Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supersede all oral statements and prior writings relating to that loan.

WAIVER OF JURY TRIAL BY BANK AND BORROWER. The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note or any related instrument or agreement or any of the transactions contemplated by this Note or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

ITT EDUCATIONAL SERVICES, INC.

By:	______________________________________

______________________________________
Printed Name	-	Title

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Exhibit B

UNSECURED PROMISSORY NOTE

Due: October 1, 2009	$150,000,000.00
Note No. ___________	Dated: December 22, 2006
Obligor No. _________________	Indianapolis, Indiana

PROMISE TO PAY: On or before October 1, 2009 for value received, the undersigned ITT EDUCATIONAL SERVICES, INC., a Delaware corporation ("Borrower") promises to pay to JPMORGAN CHASE BANK, N.A., a national banking association (the "Bank") or order, at any office of the Bank, the sum of ONE HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($150,000,000.00) or if less, the aggregate unpaid principal amount of all unsecured Advances by the Bank outstanding under the Agreement, plus interest as hereinafter described.

DEFINITIONS. In addition to the terms defined elsewhere in this Note, the following terms have the meanings indicated for purposes of this Note:

"Advance" means a loan made by Bank to the Borrower pursuant to the Agreement and this Note.

"Agreement" means that certain Credit Agreement dated effective as of December 22, 2006 between the Borrower and the Bank, as the same may be modified, amended or replaced from time to time.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Indiana are authorized or required to close under the laws of the State of Indiana.

"Interest Period" shall mean each calendar month.

“Line of Credit” means the Line of Credit established under the Agreement.

"London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

"LIBOR Rate" means, for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

REQUESTS FOR ADVANCES. Advances may be made to the Borrower prior to maturity, provided that the Bank receives, at the time and in accordance with the terms of this Note, a request ("Request").

Each Advance shall not be less than $1,000,000.00 and increased by increments of $1,000,000.00 above such amount;

Each Request, which shall be irrevocable once received, must be received by the Bank not later than1:30 p.m., Indianapolis time, on the day such Advance is to be made. Requests may be made in accordance with the terms of the Agreement.

All Advances will be made to the Borrower by a credit to the Borrower's account maintained at the Bank, or as otherwise directed by the Borrower.

Aggregate Advances outstanding under this Note will not exceed the limitations set forth in the Agreement.

INTEREST. Interest will accrue on the unpaid principal amount of this Note during each Interest Period, at the LIBOR Rate established for such Interest Period plus an additional thirty-eight hundredths of one percent (0.38%) per annum. Accrued interest shall be payable in arrears on the first Business Day of each month. All computations of interest and fees under this Note shall be made on the basis of a year of three hundred sixty (360) days and calculated for the actual days elapsed. Interest shall accrue on any principal balance outstanding from and including the date of an advance to but excluding the date on which such principal balance is repaid.

All principal hereunder not paid when due, whether by lapse of time or by acceleration, shall bear interest after maturity at a rate equal to three percent (3.0%) per annum plus the otherwise applicable rate.

LATE CHARGES: If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of five percent (5%) of the past due amount or Twenty-Five and 00/100 Dollars ($25.00), but in any event not more than Fifteen Hundred and 00/100 Dollars ($1,500.00) per late charge to compensate the Bank for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the Bank.

REPAYMENT OF PRINCIPAL. Prior to maturity, the Borrower will make principal payments in such amounts and at such times to insure that the outstanding principal balance of this Note does not exceed the limitations on the Line of Credit set forth in the Agreement. In any and all events, a payment of all outstanding principal plus all accrued but unpaid interest shall be due and payable on October 1, 2009.

PREPAYMENT. The Borrower may prepay this Note in whole or in part at any time without premium or penalty.

METHOD OF PAYMENT. All payments due under this Note shall be made by the Borrower to the Bank at its main office in Indianapolis, Indiana and each payment of interest and other sums due under this Note shall be made without set-off or counterclaim in immediately available funds on a Business Day not later than Noon, Indianapolis time. All sums received after such time shall be deemed received on the next Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day.

EVIDENCE OF CREDIT EXTENSIONS. Bank shall record the date and amount of each Advance and the amount of each payment of principal made by the Borrower with respect thereto in its records, and Bank's record shall be conclusive absent manifest error. Any statement of the Bank to the Borrower setting forth the Borrower's account regarding the Advances and payments shall be considered true and correct and binding on the Borrower unless Bank is notified in writing of any discrepancy or exception within thirty (30) days from the mailing by the Bank to the Borrower of any such monthly statement.

MASTER NOTE: The Bank has authorized a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note or as otherwise limited under the Agreement. The credit facility is in the form of loans made from time to time by the Bank to the Borrower, which may be made on a secured or unsecured basis. This Note evidences the Borrower's obligation to repay Advances made under the Agreement on an unsecured basis. The aggregate principal amount of debt evidenced by this Note shall be the amount reflected from time to time in the records of the Bank. The Borrower may borrow, pay down and reborrow under this Note pursuant to the terms of this Note and the Agreement, and may refinance the Advances outstanding hereunder as secured Advances pursuant to the terms of the Agreement.

RELATED DOCUMENTS. The terms of any other document executed as part of the loan evidenced by this Note, including without limitation the Agreement, are incorporated by reference. This Note evidences the Line of Credit described in the Agreement, and reference is made thereto for the terms and conditions upon which the indebtedness evidenced by this Note may be declared immediately due and payable.

EVENTS OF ACCELERATION: If any Default described in the Agreement occurs or is continuing, then, this Note shall become due immediately, with notice, at the Bank's option.

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REMEDIES. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. Subject to the terms of the Agreement, the Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the collection of this Note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

WAIVER. Each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

MISCELLANEOUS. This Note shall be binding on Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this Note. This Note is governed by Indiana law. Section headings are for convenience of reference only and shall not affect the interpretation of this Note. This Note and the Loan Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supersede all oral statements and prior writings relating to that loan.

WAIVER OF JURY TRIAL BY BANK AND BORROWER. The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note or any related instrument or agreement or any of the transactions contemplated by this Note or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

ITT EDUCATIONAL SERVICES, INC.

By:	______________________________________

______________________________________
Printed Name	-	Title

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Exhibit C

FORM OF SECURITY AGREEMENT

(Attached)

SECURITY AGREEMENT WITH

RESPECT TO CUSTODIAL ACCOUNT AND INVESTMENT PROPERTY

This Security Agreement with Respect to Custodial Account and Investment Property (the "Agreement" is entered into as of December 22, 2006 by ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (“Debtor”) and is in favor of JPMORGAN CHASE BANK, N.A., a national banking association (hereinafter referred to as “Lender”)

RECITALS:

A.          Lender is making available to Debtor a revolving credit facility in the maximum amount of $150,000,000 pursuant to the terms of a Credit Agreement dated December 22, 2006 between the .Debtor and Lender as the same may be amended from time to time (the “Credit Agreement”). All capitalized terms used in this Agreement and not defined herein are used with the meaning ascribed to such terms in the Credit Agreement

B.           Under the Credit Agreement Debtor has the option to borrow on an unsecured basis under the Unsecured Note described in the Credit Agreement or on a secured basis under the terms of the Secured Note described in the Credit Agreement (the “Secured Note”).

C.            In order to induce Lender to make Advances to Debtor under the Secured Note and in order to secure all of Debtor's obligations to Lender under the Secured Note, Debtor has agreed to grant to Lender a security interest in certain of Debtor’s securities or other property relating thereto, carried in or credited to Agency/Custodial Account No. xxxxxxxxxx (the “Account”) of Debtor maintained with JPMorgan Chase Bank, N.A. in its capacity as a securities intermediary (“Intermediary”) and in the Account itself.

NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

1.           As security for the obligations of Debtor to Lender under the Secured Note, as the same may be modified or amended from time to time, including, without limitation, the repayment of all monies which Lender may hereafter loan or advance to or for the benefit of Debtor under the Secured Note, and in order to secure the obligations of Debtor thereunder, Debtor hereby grants a security interest to Lender in all of Debtor’s right, title and interest in the investment property and financial assets credited to the Account and the securities entitlement represented by the Account, together with the proceeds thereof, including all replacement investments and all monies owing to Debtor and funds which may hereafter accumulate in or become withdrawable from such Account, including any balance which may remain to the credit of said Account upon the closing thereof (together, the “Collateral”). In connection herewith, and in order to perfect the security interest granted hereunder, Lender, Debtor and the Intermediary are also entering into one or more Control Agreements of even date herewith or later (a “Control Agreement”). Lender hereby acknowledges and agrees that any time the Advances are evidenced by the Unsecured Note, the Obligations shall not be secured by the Collateral, and Lender will execute and deliver to Intermediary a notice of termination of any Control Agreement.

2.	For the purposes of this Agreement:

“Default” will have the same meaning ascribed to such term in the Credit Agreement.

“Effective Date” of a Notice of Sole Control shall be the beginning of the Business Day after an officer of Intermediary at the level of Officer or above has verified receipt of the Notice of Sole Control to Lender, provided that Intermediary may, at its option, act on the Notice of Sole Control at any time after actual receipt by Intermediary of the Notice of Sole Control (even if before the beginning of the business day after Intermediary has acknowledged receipt, as provided above).

“Notice of Sole Control” shall mean a written notification from Lender to Intermediary that Lender, pursuant to a Default under the Credit Agreement with respect to the Secured Note, is entitled to direct Intermediary to cease complying with all instructions originated by Debtor or Debtor’s agents, or to exercise its rights under this Agreement, including the right to sell, collect, transfer or otherwise control the Collateral.

“Trading Instructions” shall mean instructions to buy, sell or otherwise trade the assets in the Account.

“Permissible Investments” will have the same meaning ascribed to such term in the Credit Agreement.

“Permitted Instructions” shall mean the following instructions from Debtor or Debtor’s agents: (i) Trading Instructions, including instructions for the purpose of effecting the clearance or settlement of a trade in the Account; (ii) instructions to disburse income and dividends with respect to property in the Account; and (iii) instructions to debit the Account for any fees payable with respect to the Account or to any investment manager or advisor engaged by Debtor to manage the Account (an “Investment Manager”).

3.           Debtor will be entitled to give Permitted Instructions without any concurrence or consent of Lender and the Intermediary will be entitled to honor such Permitted Instructions. Any instructions to Intermediary other than Permitted Instructions shall be made by a written instrument to such effect which shall be executed by:

(i)          Before the “Effective Date” of a “Notice of Sole Control”, an authorized officer of Debtor and Lender, or

(ii)	After the “Effective Date” of a “Notice of Sole Control”, an authorized officer of Lender.

If Lender shall send Debtor a copy of any Notice of Sole Control, as provided in Section 5 below, Intermediary shall have no duty or obligation whatsoever of any kind or character to determine the validity of any Notice of Sole Control or to take further instructions from Debtor or Debtor’s agents after the Effective Date of a Notice of Sole Control.

4.           Lender and Debtor acknowledge and agree that, until the Effective Date of a Notice of Sole Control,

(a)	Debtor and Debtor’s agents shall give all Permitted Instructions to Intermediary; and

(b)           Intermediary is authorized to comply with all Permitted Instructions of Debtor without further consent from Lender; and

(c)          Both Debtor and Lender shall give all other instructions, including instructions to withdraw or disburse principal or cash (other than for income and dividends, or custodial fees or Investment Manager fees) out of the Account.

Lender agrees that in connection with any request for a disbursement of principal or cash (other than for income and dividends, or custodial fees or Investment Manager fees) out of the Account, Lender will be obligated to provide its consent to such a withdrawal to the Intermediary within one Business Day of the receipt of such a request by Debtor so long as after giving effect to such request, the Collateral Requirement with respect to Permissible Investments set forth in Section 2.7 of the Credit Agreement would not be violated.

Lender and Debtor acknowledge and agree that, after the Effective Date of a Notice of Sole Control, unless and until such Notice of Sole Control is rescinded by the Lender,

(a)           Debtor and Debtor’s agents will cease giving Intermediary any instructions regarding the Account;

(b)	Only Lender shall give instructions regarding the Account;
(c)	Lender shall give all Permitted Instructions to Intermediary with a copy to Debtor;

(d)           Lender shall give all other instructions regarding the Account to Intermediary with a copy to Debtor; and

(e)           Intermediary will cease complying with all instructions concerning the Account from Debtor or Debtor’s agents, and will comply with Trading Instructions and all other instructions from Lender, without further consent of Debtor.

Prior to the Effective Date of a Notice of Sole Control, Intermediary shall be entitled to rely on all Trading Instructions and other Permitted Instructions from Debtor or Debtor’s agents as described in this Section 4, and Intermediary shall have no obligation to notify Lender prior to acting on any such instructions, including, but not

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limited to, delivery or receipt of cash or securities to effect clearance or settlement of any trade. All of the undersigned agree that Intermediary shall not be responsible for any diminution or loss of value of the Collateral attributable to decline in market value of the Collateral.

5.           Upon a Default under the Credit Agreement and Secured Note and while such Default is continuing, (a) Lender will be entitled to send a Notice of Sole Control under which Intermediary is authorized and directed to remit to Lender, upon demand by Lender, all funds securities and other property that may hereafter be withdrawable or payable out of the Account of Debtor with respect to the Collateral, and (b) Lender is hereby authorized and fully empowered, without further authority from Debtor, to direct Intermediary to liquidate any or all the Collateral in the Account and to request Intermediary to remit to Lender, any funds that may be due to Debtor, in each case, up to the amount sufficient to satisfy the Obligations that are then due and unpaid, and Intermediary is hereby authorized and directed to pay to Lender such sums as Lender shall so request or demand without the consent of or notice to Debtor. If a Default is cured or waived after a Notice of Sole Control is delivered to Intermediary, Lender shall send Intermediary a written notice that the Notice of Sole Control is rescinded, and instructing Intermediary to comply with all Permitted Instructions from Debtor without further consent of Lender.

6.           Debtor hereby constitutes and appoints Lender to act, after a Default and the continuance thereof under the Credit Agreement and the Secured Note, as Debtor’s true, lawful and irrevocable attorney-in-fact to demand, receive and enforce payments and to give receipts, releases, satisfactions for, and to sue for all monies payable to Debtor by Intermediary with respect to the Collateral, and Debtor agrees that this may be done in the name of Lender with the same force and effect as Debtor could do had this Agreement not been made. Any and all monies or payments which may be received by Debtor with respect to the Collateral, to which Lender is entitled under and by reason of this Agreement, will be received by Debtor as trustee for Lender, and will be immediately delivered, in kind, to Lender without commingling.

7.           Any sums paid under this Agreement by Intermediary to Lender from the Account of Debtor shall be applied by Lender to the payment of the obligations owing by Debtor to Lender under the Secured Note. The balance, if any, remaining after the payment of said obligations immediately shall be paid by Lender to Debtor. The receipt or receipts of Lender for such funds so paid to it by Intermediary shall, as to Intermediary, operate as the receipt of Debtor as fully and as completely as if funds had been paid to Debtor in person and receipted for by Debtor. The liens created by this Agreement shall be junior to the liens claimed by Intermediary for indebtedness owed to Intermediary by Debtor in connection with fees and expenses associated with the administration of the Account.

8.           Lender is hereby authorized and empowered to receive from Intermediary, and Intermediary is authorized and directed to deliver to Lender and at Debtor’s expense, copies of all confirmations and other notices with respect to all transactions executed by Intermediary for the account of Debtor, copies of the periodic Account statements of Debtor, and copies of any and all matters pertaining to the Account of Debtor with Intermediary, including, without limitation, copies of all correspondence directed to Debtor.

9.           As between Debtor and Lender, this Agreement shall remain in full force and effect until the Obligations have been satisfied and Lender has no further commitment to lend on a secured basis under the Credit Agreement, whereupon Lender shall deliver to Intermediary a notice terminating any Control Agreement then in effect. Sections 3 and 4 of this Agreement will apply only when there is an Advance under the Secured Note and there is a Control Agreement in effect.

10.         Debtor hereby represents and warrants to Lender that the Collateral above assigned has not heretofore been alienated or assigned to any party other than Lender, and that Debtor will not allow any lien, security interest or encumbrance to attach to such Collateral (other than the security interest of Lender) without the written consent of Lender.

11.         Debtor agrees to indemnify, defend, save and hold free and harmless Lender and Intermediary from any claim of Debtor, Lender or any third party arising out of compliance with any instruction or requests of Debtor or Lender with respect to the Account, or any attempted attachment or garnishment of such Account, or any property therein contained, including all reasonable fees and expenses, including without limitation, attorneys’ fees.

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12.         Intermediary owes no duty to Lender to do or refrain from doing any act other than to follow specific instructions from Lender as authorized by this Agreement. In all other respects, the operation and management of Debtor’s Account will continue unmodified, except as specifically indicated to the contrary by this Agreement or a Control Agreement.

13.         Any Notice of Sole Control shall be effective on its Effective Date. All other notices under this Agreement shall be effective when actually received. Any notices or other communications which may be required under this Agreement are to be sent to the parties at the following addresses or such other addresses as may be subsequently given to the other parties in writing:

Lender:	JPMorgan Chase Bank, N.A.
1 East Ohio Street, Mail Code IN1-0045
Indianapolis, IN 46277
Fax: (317) 767-8008
Attn: John V. Schlechte, Senior Vice President

Debtor:	ITT Educational Services, Inc.
13000 N. Meridian Street
Carmel, IN 46032
Fax: (317) 706-9254
Attn: Chief Financial Officer

Intermediary:	JPMorgan Chase Bank, N.A.
Attn: [IAA Administrator], OH1-0634
1111 Polaris Parkway, Suite 2N
Columbus, OH 43240

Intermediary shall send to both Debtor and Lender at the above addresses copies of all periodic and transaction statements concerning the Account.

14.         Debtor acknowledges that this Agreement supplements any existing agreement(s) with Intermediary and in no way is this Agreement intended to abridge any rights that Intermediary might otherwise have with respect to Debtor under the terms of any such existing agreements with Debtor, except as expressly provided herein. This Agreement shall not amend any contractual agreements between Intermediary and Debtor with respect to the Account or abridge any rights that Intermediary may have under any such contractual agreements. This Agreement may not be changed orally, but only by an agreement in writing and signed by the parties.

15.         This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto and shall be governed by, and construed in accordance with, the laws of the State of Indiana without regard to conflicts of law principles.

16.         This Agreement shall not be considered to create a joint venture or partnership between any of the parties hereto. No party to this Agreement may utilize the name of any other party in any way without the other party’s written consent.

17.         If any provision of this Agreement shall be held to be invalid or unenforceable by any court or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

18.         This Agreement is between the parties and is not intended to confer any benefits on third parties, provided however that upon execution of any Control Agreement, the Intermediary will be deemed to be a beneficiary of the provisions related to the Intermediary contained herein.

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19.	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Debtor and Lender have caused this Agreement to be executed by their respective authorized officers and delivered effective as of the date written above

ITT EDUCATIONAL SERVICES, INC.

By:	__________________________________

__________________________________
Printed Name	-	Title

STATE OF ________________________	)

)

COUNTY OF ______________________	)

Before me, a Notary Public in and for said County and State, personally appeared ________________________, the _____________________ of ITT Educational Services, Inc. , and acknowledged the execution of the foregoing document as the authorized and voluntary act of said corporation.

Witness my hand and Notarial Seal.

___________________________________

Notary Public

___________________________________

Printed Name	-	Notary Public

My County of Residence:	__________________________

My Commission Expires:	__________________________

JPMORGAN CHASE BANK, N.A.

By:	__________________________________

__________________________________
Printed Name	-	Title

5

CONTROL AGREEMENT

Date: ________________

JPMorgan Chase Bank, N.A. (“Bank”), ITT Educational Services, Inc. (“Debtor”) and JPMorgan Chase Bank, N.A. (“Intermediary”) hereby agree as follows:

1.             Account. Intermediary has established securities account number xxxxxxxxxx in the name of Debtor (the “Account”). Intermediary acknowledges that attached hereto as Exhibit A is a statement of the Account produced by the Intermediary in the ordinary course of its business regarding the property credited to the Account as of the date of such statement. Intermediary does not know of any inaccuracy in the statement. Debtor has granted Bank a security interest in the Account pursuant to a pledge/and or security agreement (the “Pledge”). The parties are entering into this Control Agreement (this “Agreement”) to perfect Bank’s security interest in the Account. Intermediary represents that no property in the Account is registered in the name of Debtor, payable to Debtor’s order or specially endorsed to Debtor which has not been endorsed to Intermediary or in blank. Intermediary shall treat all property in the Account as “financial assets” under Article 8 of the Uniform Commercial Code of the State of Indiana as in effect from time to time ("UCC").

2.             Control. Intermediary and Debtor agree the Account is subject to a security interest in favor of Bank and Bank shall have control over the Account in accordance with provisions of the UCC. In regard to the Account, from and after the date of this Agreement, Intermediary may act upon Bank’s written instructions or entitlement orders, without further consent of Debtor. Debtor hereby expressly authorizes Intermediary to act in accordance with such instructions or entitlement orders without Debtor’s consent or concurrence. Further, Debtor agrees not to assert a claim or demand against Intermediary for complying with instructions, entitlement orders or notices received from Bank after Bank delivers a Notice of Sole Control.

3.             Priority of Lien/Subordination. Intermediary has not entered into a control agreement with respect to the Account with any other party and agrees that Intermediary will not do so while this Agreement is in effect. Intermediary does not know of any claim to or interest in the Account, except for claims and interests of the parties referred to in this Agreement. Intermediary further represents that the Account is a cash account and that it will not advance margin or other credit to Debtor, except for credit related to the settlement of transactions in the ordinary course of business. Intermediary subordinates in favor of Bank any security interest, lien or right of setoff it may have, now or in the future, against the Account or property in the Account, although Intermediary may retain a prior lien against the property in the Account to secure payment for property purchased for the Account and normal commissions and fees for the Account.

4.        Trading and Payment of Interest and Dividends Permitted; No Withdrawal of Principal Without Consent of Bank. Notwithstanding section 2 above, until a "Notice of Sole Control" is given by Bank to Intermediary, Intermediary may make purchases for and sales of any property held in the Account upon the instructions of Debtor or a registered investment advisor appointed by Debtor with respect to the Account (“Investment Advisor”) without the consent of Bank, and Debtor may withdraw and receive income, interest, dividends and capital gains distributions from the Account without the consent of the Bank, and may upon Bank’s consent sent to Intermediary, direct payment of principal from the Account. Bank shall provide written consent to Intermediary for any principal disbursement or withdrawal at least 24 hours before such disbursement or withdrawal occurs. After Bank gives a Notice of Sole Control to Intermediary (a form of which is attached as Exhibit B), Intermediary shall cease making any payments to Debtor from the Account or complying with any instructions or entitlement orders from Debtor or Investment Advisor, as the case may be, and shall act only upon the instructions of Bank. Until such time as Bank gives a Notice of Sole Control, Debtor or Investment Advisor, as the case may be, may direct Intermediary to exercise any voting rights with respect to the Account.

5.            Fees and Reporting. All charges and expenses incident to the Account remain in full force and effect and shall continue to be the obligation of Debtor alone. Debtor expressly agrees that all income, earnings and profits with respect to the Account shall be reported for State and Federal income tax purposes as attributable to the Debtor and not the Bank. Debtor authorizes Intermediary, Bank, and any other person authorized to report income distributions to report all earnings and profits from the Account to any appropriate taxing authority under Debtor’s Social Security or Taxpayer Identification Number. Debtor authorizes Intermediary, upon Bank’s direction, to send copies of all statements and confirmations for the Account to Bank, and Intermediary agrees to comply with such direction.

6.            Limitation of Liability. Intermediary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement it being expressly understood that there are no implied duties under this Agreement. In no event shall Intermediary be liable, directly or indirectly, for any (i) damages or expenses arising out of services provided under this Agreement, other than damages which result from Intermediary’s gross negligence or willful misconduct, or (ii) indirect, special or consequential damages, even if Intermediary has been advised of the possibility of such damages.

7.            Indemnification. Debtor agrees to indemnify Intermediary, its officers and employees, and hold it and them harmless for and from all claims, losses, liabilities and expenses, including without limitation, reasonable legal fees and expenses arising from any claim of any party resulting from actions Intermediary takes in accordance with the provisions of this Agreement.

8.             Account Agreement. This Agreement supplements the account agreement between Intermediary and Debtor. If there is a conflict between this Agreement and any other agreement between Debtor and the Intermediary, this Agreement shall control; provided, however, that the terms of this Agreement shall not be deemed or construed to make the Bank a party to such account agreement.

9.             Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address or facsimile number stated below, and if to Bank, at its main office if no other address of Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, (c) by certified mail, postage prepaid, with return receipt requested, or (d) by facsimile transmission. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, (c) on the third Delivery Day after the notice is deposited in the mail, or (d) when transmitted to the facsimile number specified below and a confirmation receipt is received by the sender. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

If to Bank:	J.P. Morgan Chase Bank, N.A.
1 East Ohio Street, Mail Code IN1-0045
Indianapolis, IN 46277
Fax: (317) 767-8008
Attn: John V. Schlechte, Senior Vice President

If to Debtor:	ITT Educational Services, Inc.
13000 N. Meridian Street
Carmel, IN 46032
Fax: (317) 706-9254
Attn: Chief Financial Officer

If to Intermediary:	JPMorgan Chase Bank, N.A.
1111 Polaris Parkway, Suite 2N, Mail Code OH1-0634
Columbus, OH 43240
Fax: (614) 244-0776
Attn: Brian Gayer

10.          Miscellaneous. The provisions of this Agreement shall remain in effect until the Bank gives the Intermediary written notice to the contrary. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This

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Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives and corporate successors and assigns. If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be deemed severable from the balance of the provisions of this Agreement and the remaining provisions shall be enforceable in accordance with their terms.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

(Signature Page follows)

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                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

BANK:

JPMORGAN CHASE BANK, N.A.

By:_____________________________________

Name:_______________________________

Title:__________________________________

DEBTOR:

ITT EDUCATIONAL SERVICES, INC.

By:_____________________________________

Name:_________________________________

Title: _______________________________

INTERMEDIARY:

JPMorgan Chase Bank, N.A.

By:__________________________________

Name:________________________________

Title:_________________________________

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Exhibit A

Account Statement

EXHIBIT B

[DATE]

JPMorgan Chase Bank, N.A.

1111 Polaris Parkway, Suite 2N, Mail Code OH1-0634

Columbus, OH 43240

Attn: Brian Gayer

Re: Notice of Sole Control

Ladies and Gentlemen:

Pursuant to the Control Agreement, dated ____________________ (a copy of the Control Agreement being attached hereto), we give you notice of our sole control over account number xxxxxxxxxx and any property therein (the "Account") held with JPMorgan Chase Bank, N.A. You are instructed not to accept any instructions, entitlement orders or directions with respect to the Account from any party other than the undersigned affiliate.

You are instructed to deliver a copy of this notice to ITT Educational Services, Inc.

JPMorgan Chase Bank, N.A.

By:________________

Name:______________

Title:_______________